                                                                    EXHIBIT 99.1


Financial Contact:         James S. Gulmi  (615) 367-8325
Media Contact:             Claire S. McCall (615) 367-8283

                     GENESCO REPORTS SECOND QUARTER RESULTS
     --COMPANY REPORTS SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.21--
                         --RAISES FISCAL 2005 GUIDANCE--

NASHVILLE, Tenn., Aug. 19, 2004 - Genesco Inc. (NYSE: GCO) today reported net earnings of $4.8 million, or $0.21 per diluted share, for the second quarter ended July 31, 2004. Items including the recognition of a gain on the curtailment of the Company's defined benefit plan and a tax benefit partially offset by retail store asset impairments and retail store closings, added $0.02 per diluted share in the second quarter of fiscal 2005. This compares with a net loss of $891,000, or $0.04 per diluted share, for the second quarter last year, which included a net loss of $0.07 per diluted share primarily related to the Company's refinancing of its convertible subordinated notes in the second quarter of fiscal 2004. Net sales for the second quarter of fiscal 2005 increased 37% to $246 million compared to $179 million for the second quarter of fiscal 2004.

         Genesco President and Chief Executive Officer Hal N. Pennington, said, "We are very pleased to be able to once again exceed expectations for the second quarter. Our results were primarily driven by continued strength at Hat World, a solid performance at Journeys and ongoing improvements at Johnston & Murphy and Dockers. As we head into the second half of the fiscal year, we are encouraged by our momentum and believe we are well positioned to take advantage of the current trends in the marketplace.

         "Total sales at Journeys increased 8.5% to approximately $106 million and both same store sales and footwear unit comps rose 2%. We continued to benefit from the strong trend in athletic and solid gains in women's fashion footwear, offset in part by the impact of the shift in the tax-free timing in some states. We think our merchandise selection looks great for back-to-school and we are excited about our prospects.

         "Underground Station reported a same store sales decline of 11% compared to a 9% increase last year. As expected, Underground Station's business remained challenging during the quarter due to difficult same store sales and product comparisons. Looking ahead, comparisons begin to moderate and we remain focused on improving this business.

         "Hat World registered another strong quarter, with total sales up 30% and same store sales up 16% reflecting robust demand for our core sports product and ongoing strength in our fashion and branded businesses. We remain excited about this acquisition and the short and long-term opportunities of this business.

         "Johnston & Murphy posted its second consecutive quarter of increased profitability. Operating margin improved significantly as we continued to benefit from enhanced sourcing efficiencies, less promotional selling and a higher mix of premium product. We believe the strong positive feedback that we recently received at WSA is further evidence that our initiatives are working and we remain committed to executing our strategic plan for this business.

         "Finally, Dockers generated meaningful gains in terms of sales and operating income during the second quarter. Revenues grew 20.3% to $14.2 million and operating margin increased to 9.2% compared to a negative operating margin of 2.2% last year. Over the past six months we have made significant progress at Dockers and we are optimistic that this positive momentum will continue into the back half of the fiscal year."

         Genesco also stated that it is revising upward its fiscal 2005 guidance. The Company now expects sales for the year of approximately $1.1 billion and earnings per share to range from $1.89 to $1.92, including previously announced charges of approximately $0.08 to $0.09 per share associated with the planned closing of Jarman and other underperforming stores in fiscal 2005.

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), the integration of the Hat World acquisition, the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. They also include the impact of proposed changes in the accounting treatment of the contingent conversion feature of the Company's
4 1/8% convertible subordinated notes due 2023 and the triggering of that feature by certain increases in the trading price of the Company's common stock, either of which could result in an increase in common shares deemed outstanding in the calculation of earnings per share by 3.9 million shares. The Company disclaims any obligation to update such statements.

            The Company's live conference call on August 19, 2004, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. The Company expects to discuss results from the second quarter, and its current expectations for the fiscal year ending January 29, 2005, during the call. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

            Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,550 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Cap Connection and Head Quarters, and on internet websites www.journeys.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.

    CONSOLIDATED EARNINGS SUMMARY

===================================================================================================================================
                                                                            Three Months Ended                 Six Months Ended
                                                                     -------------------------         ------------------------
                                                                     JULY 31,        August 2,         JULY 31,       August 2,
    In Thousands                                                         2004             2003             2004            2003
-----------------------------------------------------------------------------------------------------------------------------------
    Net sales                                                        $245,939        $ 179,478        $ 471,465       $ 372,224
    Cost of sales                                                     124,050           95,989          238,898         200,643
    Selling and administrative expenses                               112,085           80,271          211,315         160,924
    Restructuring and other, net                                          186              139               40             139
-----------------------------------------------------------------------------------------------------------------------------------
    Earnings from operations before interest and other                  9,990            3,357           21,292          10,796
    Loss on early retirement of debt                                       --            2,581               --           2,581
    Interest expense, net                                               2,896            2,149            4,778           4,181
-----------------------------------------------------------------------------------------------------------------------------------
    EARNINGS (LOSS) BEFORE INCOME TAXES FROM
        CONTINUING OPERATIONS                                           7,094           (1,373)          16,514           4,034

    Income tax expense (benefit)*                                       2,301             (482)           5,897           1,588
-----------------------------------------------------------------------------------------------------------------------------------
    Earnings (loss) from continuing operations                          4,793             (891)          10,617           2,446
    Provision for discontinued operations, net                            (21)              --              (21)             --
-----------------------------------------------------------------------------------------------------------------------------------
    NET EARNINGS (LOSS)                                              $  4,772        $    (891)       $  10,596       $   2,446
===================================================================================================================================

* Includes favorable tax settlements of $0.4 million and $0.5 million in the second quarter and six months of Fiscal 2005, respectively.

    EARNINGS PER SHARE INFORMATION

===================================================================================================================================
                                                                            Three Months Ended                 Six Months Ended
                                                                     -------------------------         ------------------------
                                                                     JULY 31,        August 2,         JULY 31,       August 2,
    In Thousands (except per share amounts)                              2004             2003             2004            2003
-----------------------------------------------------------------------------------------------------------------------------------
    Preferred dividend requirements                                    $   73          $    73          $   146         $   147

    Average common shares - Basic EPS                                  21,903           21,754           21,833          21,748

    Basic earnings (loss) per share:
         Before discontinued operations                                $ 0.22           ($0.04)         $  0.48         $  0.11
         Net earnings (loss)                                           $ 0.21           ($0.04)         $  0.48         $  0.11

    Average common and common
        equivalent shares - Diluted EPS                                22,391           21,754           22,309          22,041

    Diluted earnings (loss) per share:
         Before discontinued operations                                $ 0.21           ($0.04)         $  0.47         $  0.10
         Net earnings (loss)                                           $ 0.21           ($0.04)         $  0.47         $  0.10

===================================================================================================================================

                                  GENESCO INC.

    CONSOLIDATED EARNINGS SUMMARY
===============================================================================================================================
                                                                        Three Months Ended                 Six Months Ended
                                                                 -------------------------        -------------------------
                                                                 JULY 31,        August 2,         JULY 31,       August 2,
    In Thousands                                                     2004             2003             2004            2003
-------------------------------------------------------------------------------------------------------------------------------
    Sales:
        Journeys                                                 $105,785         $ 97,474         $220,026        $196,189
        Underground Station Group                                  28,462           30,722           63,591          65,295
        Hat World                                                  57,956               --           76,041              --
        Johnston & Murphy                                          39,413           39,392           79,954          79,608
        Dockers                                                    14,223           11,821           31,703          31,010
        Corporate and Other                                           100               69              150             122
-------------------------------------------------------------------------------------------------------------------------------
        NET SALES                                                $245,939         $179,478         $471,465        $372,224
===============================================================================================================================
    Pretax Earnings (Loss):
        Journeys                                                 $  6,058         $  6,711         $ 15,330        $ 12,274
        Underground Station Group                                  (1,485)             231              137           1,791
        Hat World                                                   7,519               --            9,116              --
        Johnston & Murphy                                           1,285              174            3,626           1,974
        Dockers                                                     1,311             (263)           3,055           2,290
        Corporate and Other*                                       (4,698)          (3,496)          (9,972)         (7,533)
-------------------------------------------------------------------------------------------------------------------------------
       Operating income                                             9,990            3,357           21,292          10,796
       Loss on early retirement of debt                                --            2,581               --           2,581
       Interest, net                                                2,896            2,149            4,778           4,181
-------------------------------------------------------------------------------------------------------------------------------
    TOTAL PRETAX EARNINGS (LOSS)                                    7,094           (1,373)          16,514           4,034
    Income tax expense (benefit)**                                  2,301             (482)           5,897           1,588
-------------------------------------------------------------------------------------------------------------------------------
    Earnings (loss) from continuing operations                      4,793             (891)          10,617           2,446

    Provision for discontinued operations                             (21)              --              (21)             --
-------------------------------------------------------------------------------------------------------------------------------
    NET EARNINGS (LOSS)                                          $  4,772         $   (891)        $ 10,596        $  2,446
===============================================================================================================================

* Includes $0.4 million and $0.6 million of other charges for asset impairment and lease terminations in the second quarter and six months of Fiscal 2005 offset by a $0.6 million pension curtailment gain in the second quarter and six months of Fiscal 2005 and a $0.1 million restructuring adjustment in the second quarter and six months of Fiscal 2004.

** Includes favorable tax settlements of $0.4 million and $0.5 million in the second quarter and six months of Fiscal 2005, respectively.

                                  GENESCO INC.


    CONSOLIDATED BALANCE SHEET
==========================================================================================================================
                                                                                              JULY 31,       August 2,
    In Thousands                                                                                  2004            2003
--------------------------------------------------------------------------------------------------------------------------
    ASSETS
    Cash and cash equivalents                                                                 $ 15,380        $ 32,968
    Accounts receivable                                                                         17,449          14,579
    Inventories                                                                                263,377         213,440
    Other current assets                                                                        23,918          22,073
--------------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                       320,124         283,060
--------------------------------------------------------------------------------------------------------------------------
    Property and equipment                                                                     148,279         125,865
    Other non-current assets                                                                   162,563          27,344
--------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                              $630,966        $436,269
==========================================================================================================================
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts payable                                                                          $104,468        $ 80,074
    Current portion - long-term debt                                                            13,000              --
    Other current liabilities                                                                   51,621          36,750
--------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                                  169,089         116,824
--------------------------------------------------------------------------------------------------------------------------
    Long-term debt                                                                             189,250          86,250
    Other long-term liabilities                                                                 42,924          47,342
    Shareholders' equity                                                                       229,703         185,853
--------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $630,966        $436,269
==========================================================================================================================

                                  GENESCO INC.


 RETAIL UNITS OPERATED - SIX MONTHS ENDED JULY 31, 2004
=================================================================================================================================
                                 BALANCE                                        BALANCE  ACQUISI-                        BALANCE
                                02/01/03        OPEN        CONV       CLOSE   01/31/04     TIONS   OPEN   CONV   CLOSE  07/31/04
---------------------------------------------------------------------------------------------------------------------------------
 Journeys                            614          55           0           4        665               18      0       3      680
     Journeys                        579          50           0           4        625               17      0       3      639
     Journeys Kidz                    35           5           0           0         40                1      0       0       41
 Underground Station Group           229          18           0          14        233                8      0      11      230
     Underground Station             114          18           8           3        137                8      4       1      148
     Jarman Retail                   115           0          (8)         11         96                0     (4)     10       82
 Hat World/Lids                        0           0           0           0          0       503     18      0       2      519
 Johnston & Murphy                   148           7           0           7        148                3      0       9      142
     Shops                           115           5           0           5        115                0      0       8      107
     Factory Outlets                  33           2           0           2         33                3      0       1       35
---------------------------------------------------------------------------------------------------------------------------------
 Total Retail Units                  991          80           0          25      1,046       503     47      0      25    1,571
=================================================================================================================================


 RETAIL UNITS OPERATED - THREE MONTHS ENDED JULY 31, 2004
=====================================================================================================
                                    BALANCE    ACQUISI-                                      BALANCE
                                   05/01/04       TIONS        OPEN        CONV      CLOSE  07/31/04
-----------------------------------------------------------------------------------------------------
 Journeys                               677                       5           0          2       680
     Journeys                           636                       5           0          2       639
     Journeys Kidz                       41                       0           0          0        41
 Underground Station Group              231                       3           0          4       230
     Underground Station                142                       3           3          0       148
     Jarman Retail                       89                       0          (3)         4        82
 Hat World/Lids                         492          17          12           0          2       519
 Johnston & Murphy                      147                       1           0          6       142
     Shops                              112                       0           0          5       107
     Factory Outlets                     35                       1           0          1        35
 ----------------------------------------------------------------------------------------------------
 Total Retail Units                   1,547          17          21           0         14     1,571
=====================================================================================================


 CONSTANT STORE SALES
================================================================================
                                     Three Months Ended         Six Months Ended
                                  ---------------------  -----------------------
                                   JULY 31,   August 2,    JULY 31,    August 2,
                                       2004        2003        2004        2003
-------------------------------------------------------  ----------- -----------
 Journeys                                2%         -1%          5%         -2%
 Underground Station Group             -10%         -3%         -6%         -2%
     Underground Station               -11%          9%         -6%          8%
     Jarman Retail                      -9%        -14%         -6%        -12%
 Johnston & Murphy                       0%          2%          4%         -3%
     Shops                               0%          1%          3%         -3%
     Factory Outlets                     0%          8%          6%          0%
--------------------------------------------------------------------------------
 Total Constant Store Sales             -1%         -1%          3%         -2%
================================================================================


================================================================================
 Hat World/Lids                         16%          --
      April 1, 2004 - July 31, 2004                             17%          --
================================================================================